Exhibit 31.1

SECTION 302 CERTIFICATION

I, Ronald A. Duncan, certify that1:

1.	I have reviewed this annual report on Form 10-K/A of General Communication, Inc. for the period ended December 31, 2008; and

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

April 23, 2009	/s/ Ronald A. Duncan
Date	Ronald A. Duncan
President and Director

[1]
Paragraph 3 is omitted since no financial statements are included in the amended filing. Paragraphs 4 and 5 are omitted since the amendment does not contain an amendment to the Reg. S-K Item 307 and 308 disclosures regarding the evaluation of disclosure controls and procedures and internal controls over financial reporting.